Sub-Item 77Q1
AMENDMENT #9
TO THE BY-LAWS
OF
FEDERATED INDEX TRUST
Effective January 1, 2006
Strike Section 1, Officers, and Section 2, Election of Officers from Article I - OFFICERS AND
THEIR ELECTION, and replace with the following:
Section 1.  Officers. The Officers of the Trust
shall
be a President, one or more Executive Vice
Presidents, one or more Senior Vice Presidents, one or more
 Vice Presidents, a Treasurer, and a
Secretary. The Board of Trustees, in its discretion, may
 also elect or appoint one or more Vice
Chairmen of the Board of Trustees (who need not be a
 Trustee), and other Officers or agents,
including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. An Executive
Vice President,
Senior Vice President or Vice
President, the Secretary or the Treasurer may appoint an
Assistant Vice President, an Assistant
Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Executive Vice
President, Senior Vice President or Vice
President may
not be held by the same person
concurrently. It shall not be necessary for any Trustee or any Officer to be a holder of shares in any Series or Class of the Trust. Any officer, or such other person as the Board may appoint, may preside at meetings of the shareholders.
Section 2.  Election of Officers.  The Officers
shall be
elected annually by the Trustees.  Each
Officer shall hold office for one year and until the election and qualification of his successor, or until earlier resignation or removal.

Strike Sections 2, Chairman of the Trustees,
Section 3,
 Vice Chairman of the Trustees, Section 4,
President, and Section 5, Vice President from
Article II-
POWERS AND DUTIES OF TRUSTEES AND OFFICERS, and
 replace with the following:
Section 2.  Chairman of the Board.  The Board
may elect
from among its members a Chairman of
the Board. The Chairman shall at all times be a Trustee
 who meets all applicable regulatory and
other relevant requirements for serving in such capacity.
  The Chairman shall not be an officer of
the Trust, but shall preside over meetings of the Board and shall have such other responsibilities in furthering the Board functions as may be assigned from time to time by the Board of Trustees
or prescribed by these By-Laws. It shall be understood that the election of any Trustee as Chairman shall not impose on that person any duty, obligation, or liability that is greater than the duties, obligations, and liabilities imposed on that person as a Trustee in the absence of such election, and no Trustee who is so elected shall be held to a higher standard of care by virtue
thereof.  In addition, election as Chairman shall not affect in any way that Trustee's rights or
entitlement to indemnification under the By-Laws or otherwise by the Trust.  The Chairman shall
be elected by the Board annually to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as herein provided in these By-Laws. Each Trustee, including the Chairman, shall have one vote.
Resignation. The Chairman may resign at any time by giving written notice of resignation to the Board. Any such resignation shall take effect at the time specified in such notice, or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and,
unless otherwise specified therein, the
acceptance of such
resignation shall not be necessary to
make it effective.
Removal. The Chairman may be removed by majority vote of the
 Board with or without cause at
any time.
Vacancy. Any vacancy in the office of Chairman, arising from any cause whatsoever, may be
filled for the unexpired portion of the term of the office
 which shall be vacant by the vote of the Board.
Absence. If, for any reason, the Chairman is absent from a
 meeting of the Board, the Board may
select from among its members who are present at such meeting a Trustee to preside at such
meeting.
Section 3.  Vice Chairman of the Trustees.
Any Vice Chairman
 shall perform such duties as may
be assigned to him from time to time by the Trustees.
The
 Vice Chairman need not be a Trustee.
Section 4.  President.  The President shall be
the principal
 executive officer of the Trust. He shall counsel and advise the Chairman. He shall have general supervision over the business of the Trust and policies of the Trust. He shall employ and define the duties of all employees, shall have power to discharge any such employees, shall exercise general supervision over the affairs of the Trust and shall perform such other duties as may be assigned to him from time to time by the Trustees, the Chairman or the Executive Committee.
The
President shall have the power to
appoint one or more Assistant Secretaries or other junior officers, subject to ratification of such appointments by the Board. The President shall have the power to sign, in the name of and on behalf of the Trust, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Trust, and may, in the name of and on behalf of the Trust, take all such action as the
 President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property.
Section 5.  Vice President.  The Executive Vice
President,
Senior Vice President or Vice
President, if any, in order of their rank as fixed by the
Board or if not ranked, a Vice President designated by the Board, in the absence of the President shall perform all duties and may exercise any of the powers of the President subject to the control of the Trustees. Each Executive Vice
President, Senior Vice President and Vice President shall
 perform such other duties as may be
assigned to him from time to time by the Trustees, the Chairman, the President, or the Executive
Committee.  Each Executive Vice President, Senior Vice
 President and Vice President shall be
authorized to sign documents on behalf of the Trust.
The Executive Vice President, Senior Vice
President and Vice President shall have the power to sign, in the name of and on behalf of the Trust and subject to Article VIII, Section 1, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Trust, and may, in the name of and on behalf of the Trust, take all such action as the Executive
Vice President, Senior Vice President or Vice President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property.